UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017

PROPANC HEALTH GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54878	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302, 6 Butler Street Camberwell, VIC, 3124 Australia
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 61 03 9882 6723

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On April 4, 2017, Propanc Health Group Corporation (the “Company”) entered into a letter agreement with Delafield Investments Limited (“Delafield”) pursuant to which the Company and Delafield agreed that on April 5, 2017, Delafield will rescind its conversion notice and return 6,119,473 shares of the Company’s common stock, par value $0.001, to the Company to be held in treasury. These shares are held by Delafield as a result of its conversion on February 21, 2017 of a portion of the principal balance of a 5% original issue discount senior secured convertible debenture issued to Delafield on October 28, 2015 and due October 28, 2016, the maturity date of which was extended by letter agreement to September 30, 2017 (the “Debenture”).

Delafield further agrees that it will take no action to convert any further principal balance of the Debenture or sell any shares of the Company’s common stock until the earliest of April 10, 2017, one trading day after the Company has effected its planned reverse stock split at a ratio of 1-for-250, as described in a press release the Company filed as an exhibit to its current report on Form 8-K filed on March 31, 2017.

The remaining principal balance of the Debenture will be increased by an amount equal to the number of shares of common stock being returned to the Company multiplied by the conversion price provided for in the Debenture on the date of conversion. The Company shall continue to pay interest on the aggregate unconverted and outstanding principal amount of the Debenture pursuant to its terms, with interest on the returned amount of principal beginning to accrue on April 5, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2017

PROPANC HEALTH GROUP CORPORATION

	By:	/s/ James Nathanielsz
James Nathanielsz
President and Chief Executive Officer

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